   As filed with the Securities and Exchange Commission on February   , 1999

                                               Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DUSA PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

        New Jersey                                     22-3103129
 (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                  Identification No.)

                        181 University Avenue, Suite 1208
                         Toronto, Ontario M5H 3M7 CANADA
                                 (416) 363-5059
               (Address, including ZIP code, and telephone number,
        including area code, of registrant's principal executive offices)

                            Nanette W. Mantell, Esq.
                                Lane and Mantell
                         991 Route 22 West, PO Box 8539
                          Somerville, New Jersey 08876
                                 (908) 253-9333
                (Name, address, including ZIP code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                       Dr. D. Geoffrey Shulman, President
                           DUSA Pharmaceuticals, Inc.
                        181 University Avenue, Suite 1208
                         Toronto, Ontario M5H 3M7 CANADA
                                 (416) 363-5059

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                     Amount        Proposed Maximum     Proposed Maximum      Amount of
      Title of Each Class of Securities               to be       Offering Price Per   Aggregate Offering   Registration
              to be Registered                     Registered            Share                Price              Fee
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock without par value(2)         1,500,000         $6.09375(1)      $     9,140,625.00  $     2,541.09
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock without par value(3)          130,435          $6.09375(1)      $       794,838.28  $       220.96
-------------------------------------------------------------------------------------------------------------------------
Placement Agent Warrants (4)                         163,043          $6.09375(5)      $       993,543.28  $       276.21
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock without par value (6)         163,043              --           $             0.00  $         0.00
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock without par value (7)         50,000           $6.09375(1)      $       304,687.50  $        84.70
-------------------------------------------------------------------------------------------------------------------------
Underwriter's Options (8)                            300,000          $7.70 (11)       $     2,310,000.00  $       642.18
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock without par value  (9)        300,000              --           $             0.00  $         0.00
-------------------------------------------------------------------------------------------------------------------------
Underwriter's Options (10)                           37,500           $7.92 (11)       $       297,000.00  $        82.57
-------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock without par value (12)        37,500               --           $             0.00  $         0.00
-------------------------------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE.........................................................................................$ 3,847.71
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low price as reported on the NASDAQ National Market on February 23, 1999.

(2) Represents shares issued to certain Selling Shareholders in a private placement completed January 15, 1999 under Rule 506 of Regulation D of the Securities Act of 1933, as amended, pursuant to subscription agreements.

(3) Represents shares issued to designees of the placement agent, a registered broker-dealer, as commissions and non-accountable expense allowance in connection with the private placement.

(4) Represents warrants issued to designees of the placement agent in connection with the private placement as additional compensation.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g)(3) of the Securities Act of 1933, as amended, based upon the average of the high and low price as reported on the NASDAQ National Market on February 23, 1999.

(6) Represents shares issuable upon exercise of the Placement Agent Warrants issued in connection with the private placement transaction.

(7) Represents shares issuable upon exercise of a warrant issued to a consultant in connection with services rendered pursuant to an investor relations agreement dated October 14, 1993.

(8) Represents options to purchase shares issued to principals of the underwriter in connection with the issuance and sale of Common Stock pursuant to an underwriting agreement dated December 11, 1995.

(9) Represents shares issuable upon exercise of underwriter's options to purchase shares issued in connection with an underwriting agreement dated December 11, 1995.

(10) Represents options to purchase shares issued to principals of the underwriter in connection with the issuance and sale of Common Stock pursuant to an underwriting agreement dated April 15, 1996.

(11) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g)(1) of the Securities Act of 1933, as amended, based upon the price at which the options may be exercised.

(12) Represents shares issuable upon exercise of underwriter's options to purchase shares issued in connection with an underwriting agreement dated April 15, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS         Subject to Completion, Dated February __, 1999

                           DUSA PHARMACEUTICALS, INC.
                        2,180,978 shares of Common Stock

    ------------------------------------------------------------------------

         This Prospectus relates to 2,180,978 shares of Common Stock comprised of 1,630,435 outstanding shares of Common Stock, without par value and 500,543 shares which may be issued upon the exercise of outstanding warrants and underwriter's options as follows:

      o 1,500,000 shares were issued to purchasers in a private placement transaction governed by Rule 506 Regulation D of the Securities Act of 1933, pursuant to a subscription agreement.

      o 130,435 shares were issued to the placement agent, or its designees as commissions and non-accountable expense allowance for services related to the private placement.

      o 50,000 shares which may be purchased by a current warrant holder who received the warrant for consulting services under an investor relations services agreement.

      o 163,043 placement agent warrants issued to the placement agent or its designees as additional compensation in the Regulation D offering previously referred to,

      o 300,000 underwriter's options issued in connection with an underwriting agreement dated December 11, 1995;

      o 37,500 Underwriters Options issued in connection with an underwriting agreement dated April 15, 1996;

         The shares of Common Stock may be offered for sale for the account of certain shareholders of the Company named under the heading "Selling Shareholders." The Selling Shareholders have advised us that sales of the shares offered by them or by their respective pledgees, donees, transferees or other successors-in-interest, may be made from time to time on the NASDAQ National Market, in the over-the-counter market, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution."

         The Company will not receive any part of the proceeds of any sales of shares by the Selling Shareholders. In the Subscription Agreement we agreed to file a registration statement for the resale of the shares they own and to pay all the expenses of registering the shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering. Any fees and commissions payable to broker-dealers or other persons will be borne by the Selling Shareholders. See "Plan of Distribution."

         The amounts of the proceeds we receive upon the exercise of placement agent warrants or the underwriter's options will depend upon the exercise price of the warrants and the options and the extent to which they are exercised. Currently, the placement agent warrants have an exercise price of $5.00 per share; the consultant's warrant has an exercise price of $6.00 per share; the underwriter's options issued in December, 1995 have an exercise price of $7.70 per share, and the underwriter's options issued in May, 1996 have an exercise price of $7.92 per share. We have agreed to pay all expenses to register these securities. See "Securities To Be Offered."

    ------------------------------------------------------------------------

INVESTING IN THESE SHARES INVOLVES SIGNIFICANT RISKS. SEE RISK FACTORS BEGINNING ON PAGE 4.

            Our Common Stock is traded on the NASDAQ National Market
                            under the symbol "DUSA."

          The last reported sale price of our Common Stock on NASDAQ on February 23, 1999 was $ 6.15625 per share.

      The information in this Prospectus is not complete and may be changed. We are not allowed to sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      Neither the Securities and Exchange Commission nor any state securities commission, has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is February o, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") in Washington, D.C. You may read and copy any document we file at the SEC's public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C., 20549. The SEC has prescribed rates for copying. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

      Our reports and other information can also be inspected at the offices of the National Association of Securities Dealers at 1735 K Street, NW, Washington, DC 20006-1506.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate" into this Prospectus information we file with the SEC in other documents. The information incorporated may include documents filed after the date of this Prospectus which will update and supercede the information you read in this Prospectus. We incorporate by reference the documents listed below, except to the extent information contained in those documents is different from the information contained in this Prospectus.

         SEC Filing                                                             Period Covered/Filing Date
         (a)   Annual Report on Form 10-K                                       Year ended December 31, 1998

         (b)   Current Reports on Form 8-K, including                           Dated January 7, 1999, filed January 11, 1999;
               exhibits                                                         Dated January 14, 1999, filed January 14, 1999

         (c)   The description of the Company's Common                          Form 8-A filed January 3, 1992, amended
               Stock contained in its Registration Statement                    October 24, 1997; Form 10-Q
               on Form 8-A, as amended, and the Company's                       filed November 12, 1997
               report on Form 10-Q

         (d) All other documents which we file in the future with the SEC under Sections 13(a), 13(c), 14 and
               15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering

      You may request a copy of these filings, at no cost, by writing or telephoning us at:

                  181 University Avenue, Suite 1208
                  Toronto, Ontario M5H 3M7 CANADA
                  Attention: Ms. Shari Lovell
                  (416) 363-5059
                  E-mail to: LovellS@DusaPharma.com

      This Prospectus is part of a registration statement on Form S-3 that we filed with the SEC. You should rely only on the information and representations provided in this Prospectus or on the information incorporated by reference in this Prospectus. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor the Selling Shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other that the date on the front of this document.

                                   THE COMPANY

      We are a development stage pharmaceutical company engaged primarily in the development of photodynamic therapy ("PDT") and photodetection ("PD"), utilizing Levulan(R), our brand of 5-aminolevulinic acid ("ALA"), for various medical indications. We are the developer and exclusive worldwide licensee of certain technology relating to Levulan(R) PDT and PD. We also own or license certain patents relating to methods for using pharmaceutical formulations containing specified active ingredients, including Levulan(R) for PDT and PD, and related processes and improvements.

      In general, PDT is a two-step medical treatment. First, a drug (termed a photosensitizer) that collects in certain targeted tissue is applied. Second, a controlled light is applied to the photosensitized tissue. Energy from the light activates the photosensitizer, which in PDT destroys or alters the sensitized cells and in PD makes the sensitized cells fluoresce, or "glow". The appropriate combination of drug and light can affect the targeted tissue with relatively minimal damage to surrounding tissue.

      Levulan(R) is unique among PDT/PD agents since it is a naturally occurring substance found in virtually all human cells. Levulan(R) is also unique in that it is not itself a photosensitizer. After delivery of Levulan(R) to target tissue, it is converted through a cell-based process into the photosensitizer protoporphyrin IX ("PpIX"). PpIX is also found in normal cells. Normally, this process is self-regulating, so that the production of PpIX is limited and no photosensitivity is developed. However, when additional Levulan(R) is supplied either topically or systemically, the self-regulatory step is bypassed and PpIX accumulates. This effect is more pronounced in rapidly growing diseased tissues (such as pre-cancerous and cancerous lesions). It also occurs in conditions characterized by rapidly proliferating inflammatory cells (such as acne) and in certain normally fast-growing tissues (such as hair follicles and the lining of the uterus). Topically applied, Levulan(R) also penetrates skin affected by certain diseases, such as actinic keratoses (pre-cancerous skin lesions) ("AKs"), acne and psoriasis, more than it penetrates the surrounding normal skin. These properties enable Levulan(R) PDT to preferentially react with targeted cells as compared to surrounding cells.

      In July, 1998, we filed a New Drug Application ("NDA") with the United States Food and Drug Administration ("FDA") for Levulan(R) PDT for AKs. We are also continuing to advance our clinical program utilizing Levulan(R) PDT and PD for several indications, including bladder cancer, acne, hair removal, endometrial ablation and cervical cancer/dysplasia.

      We were incorporated under the laws of the State of New Jersey on February 21, 1991 under the name Deprenyl USA, Inc. In May 1993, we changed our name to DUSA Pharmaceuticals, Inc. Our principal executive offices are located at 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7 CANADA and our telephone number is (416) 363-5059.

      This offering consists of up to 2,180,978 shares of Common Stock including 1,630,435 shares currently outstanding and 550,543 shares which may be issued upon the exercise of outstanding warrants and/or underwriter's options.

      The shares may be sold from time to time in public or private transactions at prevailing market prices or at prices privately negotiated. We will not receive any proceeds from the sale of the 1,630,435 shares already issued. We will receive proceeds from the exercise price for the shares which underlie the warrants and/or underwriter's options. The amount of the proceeds we receive will depend on the exercise price of the warrants and/or underwriter's options and the number of warrants or underwriter's options that their holders choose to convert to shares.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      We have made "forward-looking statements," as defined in Section 27A of the Securities Act of 1993, in this Prospectus and the documents incorporated by reference. Forward-looking statements are statements that include information based upon beliefs of our management, as well as assumptions made by and information available to our management. The words "believes," "expects," "anticipates," "intends" or similar terms are intended to identify forward-looking statements. These forward-looking statements have been compiled by our management based upon assumptions they consider reasonable. Such statements reflect our current views with respect to future events. The statements include, without limitation, anticipated future operating losses, sufficiency of funding to support the research and development programs, third-party lack of compliance with FDA regulations, potential FDA requests, the timing of foreign regulatory approvals, the effect of reimbursement from third-party payors on the market for our products, the safety procedures for handling certain materials, the effect of competition, the potential for fluctuation in our stock prices, and the potential effects and future costs related to Year 2000 compliance. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Many of these risks are discussed under the "Risk Factors" Section of this Prospectus immediately following and in the documents incorporated by reference, including documents which may be filed in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

      An investment in our Common Stock is very speculative and involves a high degree of risk. The risk factors described below may cause actual results, events or performance to differ materially from those predicted in any forward-looking statements we make in this Prospectus. You should consider carefully these risk factors, in addition to the other information included or incorporated by reference in this Prospectus before you make an investment decision.

      Early Stage of Development; Absence of Products. We are at an early stage of development. To date, we have had no revenues from sales of any product. Except for Levulan(R) PDT for AKs, most of our potential products are in the early phases of research and development. In connection with Levulan(R) PDT for AKs, our first anticipated product, we have not received FDA approval. Levulan(R) Photodynamic Therapy is a novel product based on new technology. To the best of our knowledge, only two similar PDT applications have received marketing approval from the FDA. We cannot guarantee that the FDA will approve Levulan(R) PDT for AKs, that any of our other potential products will be found to be safe and effective in clinical trials or that we will ultimately develop commercially successful products. There is no way to predict the timing or amount of revenues from the marketing of any of our potential products or whether any revenues will be realized.

      You must evaluate us in light of the uncertainties, delays, difficulties and expenses commonly experienced by companies in an early stage of development, which generally include unanticipated problems and additional costs relating to:

         o    the development and testing of products,
         o    product approval or clearance,
         o    regulatory compliance,
         o    commencement of production,
         o    product introduction and
         o    marketing and competition.

      Many of these factors may be beyond our control, including but not limited to, unanticipated results of clinical tests, market acceptance of our products and development of competing products by others. In addition, our future performance will also be subject to other factors beyond our control, including general economic conditions and conditions in healthcare industry or targeted commercial markets.

      History of Losses; Accumulated Deficit. We have experienced significant operating losses since our inception. As of December 31, 1998, our accumulated deficit was approximately $30,417,967. We expect to continue to have operating losses until such time, if ever, as we may have significant revenues from the sale of our products to offset our continuing research and development activities. Our ability to operate profitably depends, in part, upon our ability, alone or with others, to develop a market for our first potential product, Levulan(R) PDT for AKs, and to complete development of our other potential products. We cannot give you any assurance that we will be able to obtain FDA approval to market Levulan(R) for AKs in the United States or that any of our potential products will achieve market acceptance in the United States, Europe and other foreign markets to generate sufficient revenues to become profitable.

      Uncertain Availability of Capital. To date, our operations have consumed substantial amounts of cash. We will require the ongoing commitment of substantial funds to develop our potential products and to manufacture, market and sell our products. Although we believe that we have sufficient capital to finance our operations through 2000, we cannot give you any assurance that additional financing will not be needed at an earlier date particularly if we do not complete a suitable marketing alliance for Levulan(R) PDT for AKs. Our future capital requirements will depend upon our ability to obtain approval from the FDA for our first product, Levulan(R) PDT for AKs and our ability to generate sufficient sales, along with the timing of required expenditures. In the event that we do not receive timely regulatory approvals or if our objectives with respect to product sales are not fulfilled, we may need to seek additional capital through public or private financing, including equity financing, and/or through collaborative arrangements. We cannot give you any assurance that if we need additional financing in the future, such financing will be available on acceptable terms, if at all.

      If additional funds are raised by issuing equity securities, dilution to existing shareholders may result. If funding is insufficient, we may have to delay, reduce in scope or eliminate some or all of our research and development programs or license rights to third-parties to commercialize products or technologies that we would otherwise have attempted to develop and commercialize ourself. Our future cash requirements will be effected by many factors, the importance of which cannot be currently predicted, including:

         o    the results of research and development;
         o    progress of pre-clinical and clinical trials;
         o    acquisitions of products or technology, if any;
         o    relationships with collaborators, if any;
         o    the direction of our research and development programs;
         o    competing technological and market developments;
         o the time and costs involved in obtaining regulatory approvals and in obtaining, maintaining and enforcing patents; and
         o    the costs of manufacturing scale-up and marketing activities.

      Regulatory Marketing Approvals. Our products are subject to continued and pervasive regulation by the FDA and a variety of state and foreign regulations. These laws require, among other things, (i) approval of manufacturing facilities, including adherence to "good manufacturing and laboratory practices" during production and storage; (ii) controlled research and testing of products; and (iii) control of marketing activities, including advertising and labelling. All of our potential products will require the approval of the FDA before they can be marketed in the United States. In addition, approvals are also required from health authorities in most foreign countries before our products can be marketed in such countries. Before an NDA (an application to the FDA seeking approval to market a new drug) can be filed with the FDA a product must undergo, among other things, extensive animal testing and human clinical trials. The process of obtaining FDA approvals can be costly and time-consuming. In July, 1998 we filed our first NDA, for Levulan(R) PDT for AKs. We have not filed NDAs for any of our other potential products. Following the acceptance of an NDA, the time required for regulatory approval can vary and is usually one to three years or more. The FDA may require additional animal studies and/or human clinical trials before granting approval.

      We cannot give you any assurance that any of our products will obtain required FDA approvals on a timely basis, or at all or that problems will not arise that could delay or prevent the commercialization of our first product. Data obtained from preclinical testing and clinical trials can be susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or disapprovals may be encountered based upon additional governmental regulation resulting from future legislation or administrative action or changes in FDA policy. Furthermore, any approvals that may be granted will be subject to continual review. The product, its manufacturer and the manufacturing facilities are subject to periodic inspections. We have recently been informed that the facility of our bulk ALA supplier does not yet meet FDA's "good manufacturing practices" (GMP) regulations. We are in regular communication with our supplier on these issues. We believe that the supplier is actively working to resolve the deficiencies in order to be GMP compliant upon re-inspection by the FDA. Discovery of problems with a product, manufacturer or facility can result in delay of approval, product labeling restrictions or withdrawal of the product from the market. These consequences could adversely affect our financial condition and operations.

      Foreign Regulatory Approvals. We expect to seek foreign regulatory approvals at some time in the future. The introduction of our products in foreign markets will subject us to foreign regulatory clearances, which may be unpredictable and uncertain, and which may impose substantial additional costs and burdens. At present, foreign marketing authorizations are applied for at a national level, although certain registration procedures are available within the European Union (the "EU") to companies wishing to market a product in more than one EU member country. A regulatory authority must be satisfied that adequate evidence of safety, quality, and efficacy of the product has been presented before marketing authorization is granted. The foreign regulatory approval process includes all of the risks associated with obtaining FDA marketing approval set forth above. Approval by the FDA does not ensure approval by other countries. We cannot give you any assurances that any of our products will receive approvals on a timely basis, or at all, or that problems will not arise that could delay or prevent the commercialization of our products in foreign countries.

      Dependence Upon Management and Others. We are highly dependent on certain key employees, including: D. Geoffrey Shulman, MD, FRCPC, Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer of the Company; Ronald L. Carroll, Executive Vice President and Chief Operating Officer; and Stuart L. Marcus, MD, PhD, Senior Vice President, Scientific Affairs. Our growth and future success will depend, in large part, on the continued contributions of these key individuals and other key senior management personnel, as well as our ability generally to attract, motivate and retain highly qualified personnel. The loss of Dr. Shulman, Mr. Carroll, Dr. Marcus or other key senior management personnel, or the inability to hire or retain qualified personnel, could have a material adverse effect on our business, financial condition and results of operations.

      Dependence Upon Third Parties for Regulatory Affairs. Our clinical development program is being implemented by our senior management, with the assistance of consultants, primarily Guidelines, Inc., a Florida-based company, specializing in drug development and regulatory affairs ("Guidelines"). The loss of Guidelines could force us to seek alternative arrangements or we might have to develop our regulatory affairs capacity. These alternatives may prove to be costly and time-consuming which could delay any FDA approval and cause a material adverse effect on our business, financial condition and results of operations.

      Dependence Upon Third Parties for Manufacturing and Marketing. We do not currently have the capacity to manufacture, market or sell our Levulan(R) PDT products on our own. We have entered into a supply agreement for bulk supply of ALA, the base drug used in the formulation of Levulan(R), with a single source. Our bulk supplier has been notified that its facilities are not GMP compliant at this time but it is actively working to resolve the deficiencies. Any disruption in the future supply of ALA or failure of the manufacturer to meet and maintain regulatory requirements could delay approval of our first product and/or have a material adverse effect on our business, financial condition and results of operation. See "Risk Factors -- Regulatory Marketing Approvals."

      We currently subcontract the manufacturing and packaging of our clinical Levulan(R) formulations. In preparation for FDA approval, we are working with the same subcontractor to scale-up commercial quantities of Kerasticks(TM), the applicators filled with Levulan(R) for AKs. We have appointed another subcontractor as exclusive manufacturer of the light source to meet all of our requirements for clinical and/or commercial distribution for use in the Levulan(R) PDT for AKs market. Manufacturers often encounter difficulties in scaling-up manufacturing of new products, including problems involving product yields, quality control, component and service availability, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of new manufacturing processes and facilities. We cannot give you any assurance that production yields, costs or quality will not be adversely effected as our appointed manufacturers seek to increase production. Any such adverse effect could delay or prevent commercialization of our products which would have a material adverse effect on our business, financial condition and results of operations.

      At this time we are developing various plans for marketing our first product upon receipt of regulatory marketing approval. We are negotiating potential collaborative licensing arrangements with pharmaceutical companies with manufacturing and/or sales and distribution capability to market our products. We are also developing plans to market the products through distribution or co-promotion arrangements. Accordingly, the commercial success of our products may depend upon the efforts of third parties. We cannot give you any assurance that any of our products will be successfully manufactured or marketed in the United States or elsewhere.

      Patents and Proprietary Information. Our ability to compete successfully depends, in part, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have the rights to certain patents and patent applications that relate to unique physical forms of ALA and to methods of using ALA and the unique physical forms of ALA and to compositions and apparatus for use in such methods. The principal patents have expiration dates ranging from 2009 to 2014. The remaining patents have expiration dates ranging, variously, from 2009 to twenty years from their respective filing dates. We actively seek, when appropriate, protection for our products and proprietary information by means of United States and foreign patents, trademarks and contractual arrangements. In addition, we rely on trade secrets and contractual arrangements to protect certain of our proprietary information and products.

      We entered into a license agreement effective August 27, 1991 with PARTEQ Research & Development Innovations ("PARTEQ"), the licensing arm of Queen's University at Kingston, Ontario, and Draxis Health, Inc. We hold an exclusive worldwide license to certain patent rights from Queen's University in the United States and a limited number of foreign countries. PARTEQ's basic Japanese patent on the method of using ALA, which issued in 1998, has recently become the subject of an opposition proceeding resulting in a Notice of Reasons for Cancellation. The Notice states the reasons why the Japanese Board of Appeals initially agreed with the opposer of the patent. We intend to contest this action. We cannot at this time give you any assurance of the likelihood of success of such a contest or any assurance that we will decide to spend the funds required to complete the contest.

      All United States patents and patent applications licensed from PARTEQ relating to ALA are method of treatment patents. Method of treatment patents limit direct infringement to users of the methods of treatment covered by the patents. We currently have patents and/or pending patent applications in the United States and in a number of foreign countries covering unique physical forms of ALA, compositions containing ALA, as well as ALA applicators, light sources for use with ALA, and other technology. We cannot give you any assurance that any pending patent applications will mature into issued patents.

      Even with the issuance of additional patents, other parties are free to develop other uses of ALA, including medical uses, and to market ALA for such uses, assuming that they have obtained appropriate regulatory marketing approval. Certain forms of ALA are commercially available chemical products. ALA, as a chemical product, in the form commercially supplied for decades is not itself subject to patent protection. Subject to any other protection that may be available to us regarding our proprietary technology, any third-party is free to use ALA in the form now commercially available for any indication not covered by our patents, assuming that such third-party has obtained appropriate approval. In fact, there are reports of several third-parties conducting clinical studies with ALA for the treatment of certain conditions in countries outside the United States of America where PARTEQ may not have patent protection. Additionally, it may not be practicable or economically viable for us to enforce a given patent.

      We cannot give you any assurance that a third-party or parties will not claim (with or without merit) that we have infringed or misappropriated their proprietary rights. A considerable world-wide interest is being generated in uses of ALA based on the work of the PARTEQ and our inventors. A number of entities are attempting to obtain patent protection for various uses of ALA. We cannot give you any assurance as to whether any patents that may issue to third-parties may affect the uses on which we are working. In addition, we cannot give you any assurance that such patents could be avoided or invalidated. If such patents cannot be invalidated or avoided we cannot give you any assurance that we would be able to obtain a license. If any third-party were to assert a claim for infringement, we cannot give you any assurance that we would be successful in the litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending ourselves against such a claim.

      Except for one instance, we are not aware of any challenges to the validity of PARTEQ's or our patents. However, we cannot give you any assurance that any other challenges or claims will not be asserted in the future. The PARTEQ Japanese patent on the basic method of use of ALA has recently been opposed and, as a result, the Japanese Patent Office Board of Appeals has issued a "Notice of Reasons for Cancellation." However, we are entitled to and intend to contest the bases for the Board's notice. In addition, we cannot give you any assurance that our patents, whether owned or licensed, or any future patents that may issue, will prevent other companies from developing similar or functionally equivalent products. Further, we cannot give you any assurance that we will continue to develop our own patentable technologies or that our products or methods will not infringe upon the patents of third-parties. In addition, we cannot give you any assurance that any of the patents that may be issued to us will effectively protect our technology or provide a competitive advantage for our products or will not be challenged, invalidated, or circumvented in the future.

      We also attempt to protect our proprietary information as trade secrets. Generally agreements with each employee, licensing partner, consultant, university, pharmaceutical company and agent contain provisions designed to protect the confidentiality of our proprietary information. However, we cannot give you any assurance that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information. Furthermore, we cannot give you any assurance that our competitors will not independently develop substantially equivalent proprietary information or otherwise gain access to our proprietary information, or that we can meaningfully protect our rights in unpatentable proprietary information.

      Substantial Competition; Technology Obsolescence. The pharmaceutical industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Many companies, including well known pharmaceutical, biotechnology and chemical companies, are marketing well-established therapies, and/or seeking to develop new products and technologies, for the treatment of various dermatological conditions including AKs. In addition, several companies are developing photodynamic therapies and photodiagnostic products, including products for markets that we intend to pursue. There are companies capable of developing and marketing products substantially similar to ours. Many of these companies have substantially greater financial, technical, manufacturing, marketing and distribution resources than we have. We expect that our principal methods of competition with other PDT companies will be based upon such factors as:

         o   the ease of administration of our photodynamic therapy,
         o   the degree of generalized skin photosensitivity,
         o   the number of required doses,
         o the selectivity of the photosensitizer for the target lesion or tissue of interest, and
         o   the type and cost of our light systems.

      We cannot give you any assurance that new drugs or future developments in PDT or in other drug technologies will not have a material adverse effect on our business. Increased competition could result in price reductions, lower levels of third-party reimbursements, failure to achieve market acceptance and/or loss of market share, any of which could have an adverse effect on our business. Further, we cannot give you any assurance that developments by our competitors or future competitors will not render our technology obsolete.

      Uncertainty of Pharmaceutical Pricing and Related Matters; Need for Reimbursement. We expect that our ability to successfully commercialize our products will depend significantly on the availability of reimbursement for our products from third-party payors such as governmental programs, private insurance and private health plans. Even with FDA approval, third-party payors may deny reimbursement if the payor determines that a particular therapy, drug or device is unnecessary, inappropriate, not cost effective or experimental. There have been, and we expect there will continue to be, a number of United States federal and state regulations regarding the health care industry. It is uncertain what form future health care reform legislation may take or what actions the federal, state, and private payors may take in response to such reforms. We cannot give you any assurance that levels of reimbursement, if any, will be sufficient. The reimbursement status of newly-approved health care products is highly uncertain. We cannot give you any assurance that third-party coverage will be available or, if available, such third-party coverage will enable us to maintain sufficient price levels to be profitable. Further, we cannot give you any assurance that levels of reimbursement, if any, will not be decreased in the future or that future legislation, regulation or reimbursement policies of third-party payors will not otherwise adversely effect the demand for our products or our ability to sell our products on a profitable basis.

      Royalty Obligations. Under certain license agreements, we are obligated to pay royalties based upon the commercial use of our products. These royalties include payments to PARTEQ under the License Agreement which could aggregate up to six percent of our net sales in certain countries, including the United States. Our royalty obligations may adversely effect our financial condition and results of operations if, and when, we commercialize our products.

      Risk of Product Liability and Insurance. The development, manufacture and sale of medical products exposes us to the risk of significant damages from product liability claims. We maintain product liability insurance for coverage of our clinical trial activities. We intend to obtain coverage for commercial supplies when products are expected to enter the marketplace. We cannot give you any assurance that such insurance will continue to be available at acceptable costs. Further, while we have not experienced any product liability claims to date, a successful claim in excess of our insurance coverage could have a materially adverse effect on our business, financial condition and results of operations.

      Hazardous Materials; Environmental Matters. Our research and development activities involve the controlled use of certain hazardous materials, such as mercury in fluorescent tubes. Even though we do not currently manufacture any products, we are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and certain waste products. Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations and we do not expect to make material capital expenditures for environmental control facilities in the near-term, we cannot give you any assurance that we will not be required to incur significant costs to comply with environmental laws and regulations in the future. Further, we cannot give you any assurance that our operations, business or assets will not be materially adversely effected by current or future environmental laws or regulations. In addition, although we believe that our safety procedures for the handling and disposal of such materials comply with the standards prescribed by current environmental laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources.

      Potential Dilution from Outstanding Options and Warrants. As of February 23, 1999 there were outstanding options and warrants to purchase 1,830,300 shares of Common Stock, with exercise prices ranging from U.S. $3.25 to $13.375 per share, respectively, and ranging from CDN. $4.69 to CDN. $12.875 per share, respectively. In addition, there are 480,000 outstanding Underwriter's Purchase Options and 163,043 outstanding Placement Agent Warrants. For the life of such securities the holders are given the opportunity to profit if the market price for the Common Stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the Common Stock does not rise above the exercise price of these securities, then they will expire without exercise. The exercise of the securities is likely to be undertaken at a time when we would, in all probability, obtain any needed capital from the public on terms more favorable than those provided in such securities. The exercise of a significant number of these securities at any one time could have an adverse effect on the market price of the Common Stock, and will have a dilutive impact on other shareholders.

      Volatility of Share Price; Lack of Liquidity. From time to time and in particular during the last several months, the stock market generally and the securities of biotechnology and pharmaceutical companies, in particular, have experienced a high level of price and volume volatility. Market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. We believe that factors such as announcements of technological or product developments related to our business or announcements of technological innovations or new products by us or our competitors, governmental regulation, or patent or proprietary rights developments, could cause the price of the Common Stock to fluctuate substantially. Our operating results and various factors effecting the industry generally may also significantly impact the market price of the Common Stock.

      No Dividends. Since inception, we have not paid any dividends on the Common Stock and do not contemplate or anticipate paying such dividends in the foreseeable future. Accordingly, if you are seeking income you should not purchase our securities.

      Year 2000 Compliance. The Year 2000 issue is the result of computer programs having been written using two digits, rather than four, to define the applicable year. Any of our computers, computer programs, and administrative equipment that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If any of our systems that have date-sensitive software use only two digits, system failures or miscalculations may result causing disruptions to operations, including among other things, a temporary inability to process transactions or send and receive electronic data with third parties or engage in similar normal business activities. Our relatively new management information systems, which were supplied and are maintained by third-parties, have been certified as Year 2000 compliant. However, because most computer systems are, by their very nature, interdependent, it is possible that non-compliant third-party computers could have an adverse effect on our computer systems. We cannot give you any assurance that such third-party systems do not contain undetected errors or defects associated with the year 2000 date functions that may have a material adverse effect on our business, results of operation or financial condition.

      We are in the process of contacting our key unrelated third-parties to certify their Year 2000 compliance. We expect to complete the process of obtaining certifications from unrelated third-parties by June, 1999. In the event such certifications are not available, we are developing plans to evaluate the potential impact on our operations if such third-parties are unable to perform their obligations. To the extent that such third-parties are materially adversely effected by the Year 2000 issue, we could have disruptions in our operations.

      To date, we have not incurred any material costs related to the Year 2000 issue. We believe that future costs incurred in addressing Year 2000 compliance will not be material. We further believe that we are devoting the necessary resources to identify and resolve significant Year 2000 issues in a timely manner.

      Effects of Certain Charter and Bylaw Provisions; Shareholder Rights Plan. Our Certificate of Incorporation authorizes the Board of Directors to issue up to 100,000,000 shares of stock, 40 million of which are Common Stock. The Board of Directors has the authority to determine the price, rights, preferences and privileges, including voting rights, of the remaining 60 million shares without any further vote or action by the shareholders. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We also have a Shareholder Rights Plan. Under the Plan, if a person or group acquires 15% or more of the Company's Common Stock, all holders of rights (other than the acquiring shareholder) may, upon payment of the purchase price then in effect, purchase shares of the Company's Common Stock having a value of twice the purchase price. In the event that the Company is involved in a merger or other similar transaction where it is not the surviving corporation, all holders of rights (other than the acquiring shareholder) shall be entitled, upon payment of the then in effect purchase price, to purchase Common Stock of the surviving corporation having a value of twice the purchase price. The rights will expire on September 26, 2007, unless previously redeemed. The Rights Plan may have the effect of delaying, deterring, or preventing changes in control or management of the Company, which may discourage potential acquirors who otherwise might wish to acquire the Company without the consent of the Board of Directors.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. We will receive the exercise price for the shares of Common Stock that underlie the placement agent warrants and/or underwriter's options if those securities are converted into shares by their holders. Any proceeds that we may receive upon any exercise of placement agent warrants and/or underwriter's options will be used for working capital, primarily to advance research and product development activities including conducting pre-clinical studies and clinical trials. If sufficient funds are available, the Company may also use its resources to acquire by license, purchase or other arrangements, businesses, technologies, or products that enhance or expand the Company's business.

                              SELLING SHAREHOLDERS

      The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock beneficially owned by each Selling Shareholder as of February 23, 1999, the number of shares of Common Stock that each may offer from time to time and the number of shares of Common Stock beneficially owned by each Selling Shareholder upon completion of the Offering, assuming all of the shares offered are sold. The number of shares sold by each Selling Shareholder may depend on a number of factors, including, among other things, the market price of the Common Stock.

                                      DUSA Shares                                    DUSA Shares
                                      Beneficially Owned            Number of        Beneficially Owned
                                      Prior to Offering             Shares           After Offering
Name                                  Shares (1)      Percent (1)   Offered (1)      Shares       Percent
-----------------------------------------------------------------------------------------------------------------

Amy Newmark       .....................   30,000           *          30,000(2)                  0         0
Robert L. Swisher, Jr..................  100,000           *         100,000(2)                  0         0
Rainbow Trading
   Venture Partners, L.P...............   20,000           *          20,000(2)                  0         0
David Kalatsky    .....................    3,000           *           3,000(2)                  0         0
Jeff Kone and Cezanne Kone.............   10,000           *          10,000(2)                  0         0
Larry Miller      .....................   20,000           *          20,000(2)                  0         0
Balmore Funds S.A......................   25,000           *          25,000(2)                  0         0
Austost Anstalt Schaan.................   25,000           *          25,000(2)                  0         0
Ohr Somayach International.............    8,000           *           8,000(2)                  0         0
Lighthouse Genesis
   Partners USA, LP....................   15,000           *          15,000(2)                  0         0
Pharos Genesis Fund Limited............  135,000          1.22       135,000(2)                  0         0
Bulldog Capital Partners LP............  881,200          8.0        100,000(2)            781,200        7.1
Jack Lief         .....................    5,000           *           5,000(2)                  0         0
Lisa Low,
   Custodian for Gabriel S. Low........   47,000(13)       *          47,000(2)                  0         0
Lisa Low,
   Custodian for Chantal A. Low........   47,000(13)       *          47,000(2)                  0         0
Lisa Low,
   Custodian for Daniel A. Low.........   47,000(13)       *          47,000(2)                  0         0
Craddock Asset Management..............   20,000           *          20,000(2)                  0         0
EDJ Limited       .....................   41,322           *          40,000(2)              1,322         *
Matador Microcap Fund, LP..............  475,000          4.31        25,000(2)            450,000        4.09
Porter Partners, LP....................  158,048          1.43        40,000(2)            118,048        1.07
Special Situations.....................  180,000          1.63       180,000(2)                  0         0
Riveria Enid Limited Partnership.......   41,600           *          18,000(2)             23,600         *
Talkot Crossover Fund..................   71,500           *          60,000(2)             11,500         *
Valor Capital Management LP............  261,100          2.37       160,000(2)            101,100         *
Prism Partners I  .....................  115,100          1.04        10,800(2)            104,300         *
Prism Partners II Offshore Fund........   32,800           *          32,800(2)                  0         0
Prism Partners Offshore Fund...........   16,400           *          16,400(2)                  0         0
JIBS Equities     .....................  100,000           *         100,000(2)                  0         0
Michael G. Jesselson...................  100,000           *         100,000(2)                  0         0
State Capital Partners.................   20,000           *          20,000(2)                  0         0
Mid Ocean Investments..................   70,000           *          20,000(2)             50,000         *
Yad Avraham Institute..................   20,000           *          20,000(2)                  0         0
Derek L. Caldwell**....................   35,905(14)       *          35,905(3)                  0         0
John Gallagher** ......................    7,500           *           5,500(4)              2,000         *
Alan Swerdloff**.......................    3,130           *           3,130(5)                  0         0
Nathan Low**      .....................  402,437(15)      3.53       402,437(6)                  0         0
Dwight Miller** .......................   10,892           *          10,892(7)                  0         0
Paul Scharfer**   .....................  116,248          1.04       116,248(8)                  0         0
Marc Seelenfreund** ...................    5,731           *           5,731(9)                  0         0
Richard B. Stone**.....................   44,531           *          44,513(10)                 0         0
Sunrise Financial Group................   50,000           *          50,000(11)                 0         0
Preston Tsao**    .....................    6,622           *           6,622(12)                 0         0

* Less than 1%

** Designee of Sunrise Securities Corp, a registered broker-dealer. Sunrise Securities Corp. acted as Underwriter in December, 1995, March 1996 and May 1996 and acted as Placement Agent in connection with a recent private placement under Rule 506 of Regulation D. Sunrise Securities Corp. is affiliated with Sunrise Financial Group (see footnote 11, below).

(1) This table is based upon information obtained from the Selling Shareholders with respect to the number of shares owned as well as information in our possession regarding the issuance and sale of securities offered hereby and the registration rights granted to such Selling Shareholders.

(2) Represents shares issued to these Selling Shareholders in a private placement under Rule 506 of Regulation D pursuant to a subscription agreement.

(3) Represents 21,174 shares of Common Stock and 8,182 shares that may be issued upon the conversion of underwriter's options at an exercise price of $7.70 per share and 6,549 shares that may be issued upon the conversion of placement agent warrants with an exercise price of $5.00 per share.

(4) Represents 2,000 shares of Common Stock and 4,500 shares that may be issued upon the conversion of underwriter's options at an exercise price of $7.70 per share and 1,000 shares that may be issued upon the conversion of underwriter's options with an exercise price of $7.92 per share.

(5) Represents 1,500 shares of Common Stock and 1,630 shares that may be issued upon the conversion of placement agent warrants with an exercise price of $5.00 per share.

(6) Represents 66,282 shares of Common Stock and 217,773 shares that may be issued upon the conversion of underwriter's options at an exercise price of $7.70 per share, 25,500 shares that may be issued upon the conversion of underwriter's options with an exercise price of $7.92 per share and 92,882 shares owned indirectly in a Roth IRA account that may be issued upon the conversion of placement agent warrants with an exercise price of $5.00 per share.

(7) Represents 4,696 shares of Common Stock and 6,196 shares that may be issued upon the conversion of placement agent warrants with an exercise price of $5.00 per share.

(8) Represents 45,000 shares that may be issued upon the conversion of underwriter's options at an exercise price of $7.70 per share and 10,900 shares that may be issued upon the conversion of underwriter's options with an exercise price of $7.92 per share.

(9) Represents 5,731 shares that may be issued upon the conversion of placement agent warrants with an exercise price of $5.00 per share.

(10) Represents 8,627 shares of Common Stock and 24,545 shares that may be issued upon the conversion of underwriter's options at an exercise price of $7.70 per share and 11,359 shares that may be issued upon the conversion of placement agent warrants with an exercise price of $5.00 per share.

(11) Sunrise Financial Group, has provided investor relation services since 1993 through the present. Represents 50,000 shares that may be issued upon the conversion of warrants at an exercise price of $6.00 per share. The warrants expire October 14, 2001. Sunrise Financial Group is affiliated with Sunrise Securities Corp.

(12) Represents 100 shares that may be issued upon the conversion of underwriter's options at an exercise price of $7.92 per share and 6,522 shares that may be issued upon the conversion of placement agent warrants with an exercise price of $5.00 per share.

(13) In addition to the 47,000 shares being offered by the Selling Shareholder, under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Lisa Low may also be deemed to be the beneficial owner of an additional 94,000 shares, for a total of 141,000 shares being held in three (3) custodial accounts as well as a total of 452,437 of the securities which may be deemed to be beneficially owned by her spouse, Nathan Low. (See footnote 15, below).

(14) In addition to the 35,905 shares being offered by the Selling Shareholder, as set forth in footnote 3, above, under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Derek Caldwell may also be deemed to be the beneficial owner of an additional 25,000 shares that may be issued upon the exercise of a warrant held by Sunrise Financial Group. (See footnote 15, below).

(15) In addition to the 402,437 securities being offered by the Selling Shareholder as set forth in footnote 6, above, under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Nathan Low may also be deemed to be the beneficial owner of (i) 141,000 shares that are held by Lisa Low as custodian for three children and (ii) 50,000 shares that may be issued upon the exercise of a warrant held by Sunrise Financial Group. Mr. Low disclaims the beneficial ownership of (x) the 141,000 shares held by Lisa Low as custodian,
(y) 25,000 of the shares underlying the warrant stated in (ii) above, committed to Mr. Derek Caldwell and (z) 1,000 shares that may be issued upon the exercise of underwriter's options which options are currently in Mr. Low's name and are committed to other employees of Sunrise Financial Group and Sunrise Securities Corp. If Mr. Low is deemed to beneficially own all of the disclaimed shares, his beneficial ownership interest would total 5.21% of DUSA's outstanding shares of Common Stock. Mr. Low's beneficial ownership interest, excluding the 26,000 shares described in (y) and (z) would total 4.99%.

      We are registering 1,630,435 shares of Common Stock for resale by the Selling Shareholders in accordance with registration rights granted to the Selling Shareholders. We have agreed to file with the SEC, under the Securities Act of 1933, as amended, a Registration Statement of which this Prospectus forms a part with respect to the resale of:

      o 1,500,000 shares which were issued in connection with a private placement completed on January 15, 1999 under Rule 506 of Regulation D and are being registered in accordance with registration rights granted in the Subscription Agreement; and

      o 130,435 shares which were issued to the Placement Agent or its designees as commissions and non-accountable expense allowance for services rendered in connection with the private placement and are being registered pursuant to registration rights set forth in the commitment letter, dated December 17, 1998, as amended January 8, 1999.

      The remaining 550,543 shares of Common Stock being registered may be issued upon the exercise of warrants and/or underwriter's options as follows:

      o 163,043 of the shares may be issued upon the exercise of Placement Agent Warrants issued as additional compensation to the placement agent and its designees in connection with the Regulation D private placement and are being registered in accordance with registration rights contained in the warrants.

      o 300,000 of the shares may be issued upon the exercise of underwriter's options issued in connection with an Underwriting Agreement dated December 11, 1995 and being registered pursuant to registration rights set forth in the Option to Purchase Shares.

      o 50,000 of the shares may be issued upon the exercise of a warrant issued in connection with an investor relations retainer agreement and are being registered in accordance with registration rights set forth in the Investor Relations Retainer Agreement dated October 14, 1993.

      o 37,500 of the shares may be issued upon the exercise of underwriter's options issued in connection with an Underwriting Agreement dated April 15, 1996 and are being registered in accordance with registration rights set forth in the Option to Purchase Shares.

                              PLAN OF DISTRIBUTION

      The Common Stock being offered by the Selling Shareholders or their respective pledgees, donees, transferees or other successors-in-interest (hereinafter collectively known as the "Selling Shareholders") may be sold from time to time in public transactions, on or off the NASDAQ National Market, or in private transactions, at prevailing market prices or at privately negotiated prices or through a combination of such methods of sale, at fixed prices which may be changed, at prices related to prevailing market prices or at negotiated prices. The Common Stock may also be sold pursuant to Rule 144 provided the Selling Shareholder meets the criteria and conforms to the requirements of such Rule. The Selling Shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Common Stock if they deem the purchase price to be unsatisfactory at any particular time.

      The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser of the shares for whom such broker-dealer may act as agent, or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In addition, the Selling Shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with a Selling Shareholder. There can be no assurance that all or any of the Common Stock offered hereby will be issued to, or sold by, the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the Common Stock offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder and any commissions received by them and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under such acts. As of the date of this

Prospectus, the Selling Shareholders have advised us that there are no special selling arrangements between any broker-dealer or other person and any of the Selling Shareholders.

      Under applicable rules and regulations of the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the Common Stock of the Company. In the event of a "distribution" of its shares, the Selling Shareholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until such person's participation in that distribution is completed. In addition, Regulation M also prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

      At the time a particular offer of shares is made, to the extent required, a Supplemental Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares purchased from the Selling Shareholders, any discounts, commissions or other items constituting compensation from the Selling Shareholders in any discount, commission or concession allowed or reallowed or paid to dealers.

      In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

      The Selling Shareholders may be entitled under agreements entered into with us to indemnification from us against liabilities under the Securities Act.

                            SECURITIES TO BE OFFERED

      A total of 1,630,435 of the 2,180,978 securities being offered in this Prospectus are shares of Common Stock, no par value. 1,500,000 of these shares are being offered by the participants of a private placement under Rule 506 of Regulation D and 130,435 of these shares are being offered by the Placement Agent, and/or its designees, which shares were issued as commissions and non-accountable expense allowance in connection with the private placement.

      The remaining 550,543 securities being offered in this Prospectus are offered pursuant to warrants and/or options to purchase shares of Common Stock as follows:

      o 163,043 of the securities are offered pursuant to Placement Agent Warrants which were issued and remain outstanding in connection with a private placement transaction that closed on January 15, 1999. The Placement Agent Warrants can be exercised for a period of five (5) years, until 5:00 p.m. New York time on January 14, 2004 at an exercise price of $5.00 per share. The Placement Agent Warrants contain no provisions regarding changes or adjustments in the exercise price, but do contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying Common Stock.

      o 50,000 of the securities are offered pursuant to a Warrant which was issued and remains outstanding in connection with an investor relations agreement. The Warrant had an original expiration date of October 14, 1998 which was extended for three (3) years until 5:00 p.m. New York time on October 14, 2001. The exercise price of the Warrant is $6.00 per share. The Warrant contains no provisions regarding changes or adjustments in the exercise price but does contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying Common Stock.

      o 300,000 of the securities are offered pursuant to Underwriter's Options which were issued and remain outstanding in connection with an underwriting agreement dated December 11, 1995. The Underwriter's Options have a five (5) year term and can be exercised until 5:00 p.m. New York time on December 7, 2000 at an exercise price of $7.70 per share. The Underwriter's Options contain no provisions regarding changes or adjustments in the exercise price, but do contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying Common Stock.

      o 37,500 of the securities are offered pursuant to Underwriter's Options which were issued and remain outstanding in connection with an underwriting agreement dated April 15, 1996. The Underwriter's Options have a five (5) year term and can be exercised until 5:00 p.m. New York time on April 14, 2001 at an exercise price of $7.92 per share. The Underwriter's Options contain no provisions regarding changes or adjustments in the exercise price, but do contain provisions for the issuance of an additional number of shares in the event of a stock split, stock dividend or similar transaction involving the underlying Common Stock.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon by Lane and Mantell, a professional corporation, Somerville, New Jersey. As of February 23, 1999, shareholders and associates of Lane and Mantell beneficially own, directly or indirectly, less than 1% of the Common Stock of the Company.

                                     EXPERTS

      The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche, LLP independent auditors, as stated in their report (which contains an emphasis paragraph indicating that the Company is in the development stage), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Until __________ all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information............................................2
Incorporation of Certain Documents
    by Reference...............................................................2
The Company....................................................................3
Cautionary Statement Regarding
   Forward-Looking Statements..................................................3
Risk Factors...................................................................4
Use of Proceeds................................................................9
Selling Shareholders...........................................................9
Plan of Distribution..........................................................12
Securities to be Offered......................................................13
Legal Matters.................................................................14
Experts.......................................................................14
Disclosure of Commission
   Position on Indemnification
   for Securities Act Liabilities.............................................14

                                      DUSA
                              PHARMACEUTICALS, INC.

                        2,180,978 Shares of Common Stock


                      ------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following sets forth the expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Company.

         SEC Registration Fee                       $  3,847.71
         NASD Filing Fee**                            17,500.00
         Printing and Engraving*                       5,000.00
         Accounting Fees and Expenses*                50,000.00
         Legal Fees and Expenses*                     40,000.00
         Miscellaneous Expenses*                       1,500.00
                                                    -----------

         TOTAL                                      $117,903.71
                                                    ===========

         *Estimated.
         **Previously paid.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 5 of the Company's Certificate of Incorporation, as amended, and New Jersey Business Corporation Act, N.J.S.A. 14A:2-7 provide as follows:

      Any director and officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders; (b) not in good faith or involving a knowing violation of law; or (c) resulting in receipt by such person of an improper personal benefit.

      The Company's By-laws, as amended, pursuant to the New Jersey Business Corporation Act, N.J.S.A. 14A:3-5, provide as follows:

                                   ARTICLE IV
                                 INDEMNIFICATION

      Section 1. Actions by Others. The Corporation (1) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or trustee of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and (2) except as otherwise required by Section 3 of this Article, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he (a) is or was an employee or agent or the legal representative of a director, officer, trustee, employee or agent of the Corporation or of any absorbed constituent corporation, or (b) is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of such a person against expenses, costs, disbursements (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by him in good faith and in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the applicable standard of conduct.

      Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the

Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, or is or was serving at the request of the Corporation or of any absorbed constituent corporation, as a director, officer, trustee, employee, agent of or participant, or the legal representative of any such person in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the New Jersey Superior Court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the New Jersey Superior Court or such other court shall deem proper.

      Section 3. Successful Defense. To the extent that a person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger, or the legal representative of any such person, has been successful on the merits or otherwise in defense of any action, suit proceeding referred to in
Section 1 or Section 2 of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      Section 4. Specific Authorization. Any indemnification under Section 1 or
Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, trustee, employee, agent, or the legal representative thereof, is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections 1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, a quorum of disinterested directors so directs, by independent legal counsel for a written opinion, (3) by the shareholders.

      Section 5. Advance of Expenses. Expenses incurred by any person who may have a right of indemnification under this Article in defending civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final distribution of such action, suit or proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the director, officer, trustee, employee, or the legal representative thereof, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation pursuant to this Article.

      Section 6. Right of Indemnity not Exclusive. The indemnification and advancement of expenses provided by this Article shall not exclude any other rights to which those seeking indemnification may be entitled under the certificate of incorporation of the Corporation or any By-Law agreement, vote of shareholders or otherwise; provided that no indemnification shall be made to or on behalf of a Director, officer, trustee, employee, agent, or legal representative if a judgment or other final adjudication adverse to such persons establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

      Section 7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation by consolidation or merger of the legal representative of such person or is or was serving at the request of the Corporation or of any absorbed constituent corporation as a director, officer, trustee, employee or agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, or the legal representative of any such person against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such or by reason of his being or having been such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, the New Jersey Business Corporation Act, or otherwise.

      Section 8. Invalidity of any Provision of this Article. The invalidity or unenforceability of any provision of this Article shall not affect the validity or enforceability of the remaining provisions of this Article.

Item 16. EXHIBITS

(a)   Exhibits:
      (1)   None
      (2)   None
      (3)   Inapplicable
      (4) Instruments defining the rights of security holders, including indentures
            (4.1) Common Stock specimen, filed as Exhibit 4.1 to the
                  Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 filed November 12, 1997, and is incorporated herein by reference.
            (4.2) Form of Placement Agent Warrant, dated January 15, 1999
            (4.3) Form of Underwriter's Option, dated December 21, 1995
            (4.4) Form of Underwriter's Option, dated May 1, 1996
            (4.5) Sunrise Financial Corp. Warrant, dated October 14, 1993
            (4.6) Extension of Warrant Certificate for Purchase of Common Stock,
                  dated July 30, 1998
      (5)   Opinion re: legality
            (5.1) Opinion of Lane and Mantell, a professional corporation*
      (6)   Inapplicable
      (7)   Inapplicable
      (8)   None
      (9)   Inapplicable
      (10)  Inapplicable
      (11)  Inapplicable
      (12)  None
      (13)  Inapplicable
      (14)  Inapplicable
      (15)  None
      (16)  Inapplicable
      (17)  Inapplicable
      (18)  Inapplicable
      (19)  Inapplicable
      (20)  Inapplicable
      (21)  Inapplicable
      (22)  Inapplicable
      (23)  Consents of experts and counsel
            (23.1) Consent of Deloitte & Touche LLP
            (23.2) Consent of Lane and Mantell, a professional corporation
      (24)  Powers of Attorney
            (24.1) Power of Attorney appointing D. Geoffrey Shulman, MD, FRCPC on signature page
      (25)  None
      (26)  None
      (27)  None
      (28)  None
      (99.1) Form of Subscription Agreement
      (99.2) Underwriting Agreement, dated December 11, 1995, filed as Exhibit
             1.1 to Registrant's Registration Statement on Form S-2, No. 33-98030, and is incorporated herein by reference.
      (99.3) Underwriting Agreement, dated February 28, 1996, filed as Exhibit
             1.1 to Registrant's Registration Statement on Form S-3, No. 33-31362, and is incorporated herein by reference.
      (99.4) Underwriting Agreement, dated April 15, 1996, filed as Exhibit 1.1 to Registrant's Registration Statement on Form S-2, No. 33-32376, and is incorporated herein by reference.
      (99.5) Investor Relations Retainer Agreement, dated October 14, 1993

      *To be filed by amendment.

Item 17. UNDERTAKINGS

            (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on February 25, 1999.


                                                      DUSA Pharmaceuticals, Inc.
                                                      --------------------------
                                                                    (Registrant)


                                                      By: s/ D. Geoffrey Shulman
                                                          ----------------------
                                                            D. Geoffrey Shulman,
                                                                   President and
                                                         Chief Executive Officer

                                POWER OF ATTORNEY

      Know All Men By These Presents, that each person whose signature appears below constitutes and appoints D. Geoffrey Shulman as his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


s/ D. Geoffrey Shulman            Director, Chairman of the    February 25, 1999
----------------------------      Board, President, Chief      -----------------
D. Geoffrey Shulman, MD, FRCPC    Executive Officer and Chief  Date
                                  Financial Officer


s/ Ronald L. Carroll              Executive Vice President,    February 25, 1999
----------------------------      Chief Operating Officer      -----------------
Ronald L. Carroll                                              Date

s/ Stuart L. Marcus               Senior Vice President        February 25, 1999
----------------------------      Scientific Affairs           -----------------
Stuart L. Marcus,  MD, PhD                                     Date

s/ Nanette W. Mantell             Secretary                    February 25, 1999
----------------------------                                   -----------------
Nanette W. Mantell, Esq.                                       Date

s/ John H. Abeles                 Director                     February 25, 1999
----------------------------                                   -----------------
John H. Abeles, MD                                             Date

s/ James P. Doherty               Director                     February 25, 1999
----------------------------                                   -----------------
James P. Doherty, BSc                                          Date

s/ Jay M. Haft                    Director                     February 25, 1999
----------------------------                                   -----------------
Jay M. Haft, Esq.                                              Date

s/ Richard C. Lufkin              Director                     February 25, 1999
----------------------------                                   -----------------
Richard C. Lufkin                                              Date

                                INDEX TO EXHIBITS

      (1)   None
      (2)   None
      (3)   Inapplicable
      (4) Instruments defining the rights of security holders, including indentures
            (4.1) Common Stock specimen, filed as Exhibit 4.1 to the
                  Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 filed November 12, 1997, and is incorporated herein by reference.
            (4.2) Form of Placement Agent Warrant, dated January 15, 1999
            (4.3) Form of Underwriter's Option, dated December 21, 1995
            (4.4) Form of Underwriter's Option, dated May 1, 1996
            (4.5) Sunrise Financial Corp. Warrant, dated October 14, 1993
            (4.6) Extension of Warrant Certificate for Purchase of Common Stock,
                  dated July 30, 1998
      (5)   Opinion re: legality
            (5.1) Opinion of Lane and Mantell, a professional corporation*
      (6)   Inapplicable
      (7)   Inapplicable
      (8)   None
      (9)   Inapplicable
      (10)  Inapplicable
      (11)  Inapplicable
      (12)  None
      (13)  Inapplicable
      (14)  Inapplicable
      (15)  None
      (16)  Inapplicable
      (17)  Inapplicable
      (18)  Inapplicable
      (19)  Inapplicable
      (20)  Inapplicable
      (21)  Inapplicable
      (22)  Inapplicable
      (23)  Consents of experts and counsel
            (23.1) Consent of Deloitte & Touche LLP
            (23.2) Consent of Lane and Mantell, a professional corporation
      (24)  Powers of Attorney
            (24.1) Power of Attorney appointing D. Geoffrey Shulman, MD, FRCPC on signature page
      (25)  None
      (26)  None
      (27)  None
      (28)  None
      (99.1) Form of Subscription Agreement
      (99.2) Underwriting Agreement, dated December 11, 1995, filed as Exhibit
             1.1 to Registrant's Registration Statement on Form S-2, No. 33-98030, and is incorporated herein by reference.
      (99.3) Underwriting Agreement, dated February 28, 1996, filed as Exhibit
             1.1 to Registrant's Registration Statement on Form S-3, No. 33-31362, and is incorporated herein by reference.
      (99.4) Underwriting Agreement, dated April 15, 1996, filed as Exhibit 1.1 to Registrant's Registration Statement on Form S-2, No. 33-32376, and is incorporated herein by reference.
      (99.5) Investor Relations Retainer Agreement, dated October 14, 1993

      *To be filed by amendment.